Exhibit 10.3

OVERNITE CORPORATION

EXECUTIVE INCENTIVE COMPENSATION AND DEFERRAL PLAN

ARTICLE I

PURPOSE OF PLAN

The purpose of this Plan is to promote the success of the Company and its Affiliates by providing incentive compensation and tax deferral opportunities to key executives who contribute in a significant manner to the operations and business of the Company and its Affiliates.

ARTICLE II

DEFINITIONS

2.01.	Accountholder

Accountholder means any person who has received a Deferred Award or is credited with a Stock Deferral under Article VI or a stock gain deferral under Article VII.

2.02.	Accounting Firm

Accounting Firm means the independent accounting firm engaged to audit the Company’s financial statements.

2.03.	Agreement

Agreement means a written agreement (including any amendment or supplement thereto) between the Company and an Executive specifying the terms and conditions of an Incentive Award.

2.04.	Award

Award means an Incentive Award or other annual cash bonus.

2.05.	Beneficiary

Beneficiary means any person or persons designated in writing by an Accountholder to the Committee on a form prescribed by it for that purpose, which designation shall be revocable at any time by the Accountholder prior to his death, provided that, in the absence of such a designation or the failure of the person or persons so designated to survive the Accountholder, payments or distributions shall be made to the Accountholder’s estate and provided further that no payment or distribution shall be made during the lifetime of the Accountholder to his Beneficiary.

2.06.	Board

Board means the Board of Directors of the Company.

2.07.	Business Day

Business Day means any day other than a Saturday or Sunday or other day on which the principal stock exchange on which the Company Common Stock is listed for trading is authorized or obligated to be closed.

2.08.	Cause

Cause means that the Participant has been convicted of a felony that involves the misappropriation of the assets of the Company or a Related Entity or that materially injures the business reputation of the Company or a Related Entity.

2.09.	Change in Control

Change in Control has the same meaning as set forth in the Overnite Corporation Stock Incentive Plan.

2.10.	Code

Code means the Internal Revenue Code of 1986, and any amendments thereto.

2.11.	Committee

Committee means the Compensation Committee of the Board.

2.12.	Control Change Date

Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions.

2.13.	Deferred Award

Deferred Award means an Award which an Executive to whom the Award is made shall have elected to defer until the earlier of either (i) a date certain in any year prior to Termination or (ii) after Termination, in accordance with Article V and which until paid shall, subject to paragraph (b) of Section5.03, be represented by Investment Accounts maintained for such Executive in accordance with Section 5.03.

2.14.	Deferred Stock Account

Deferred Stock Account means the account established under Article VI.

2.15.	Distribution Date

Distribution Date means the date or dates on which an Executive elects to have a Deferred Award paid pursuant to his election under Section 5.01

2.16.	Executive

Executive means any person who was a regular employee of the Company or an Affiliate (including directors who are also such employees) for all or part of the Year in respect of which Awards are made and who the Committee, in its sole discretion, has designated an “Executive” for purposes of the Plan.

2.17.	Good Reason

Good Reason means the occurrence, on or after a Control Change Date, and without the affected Executive’s written consent, of any of the following: (i) the assignment to the Executive of duties that are materially inconsistent with the Executive’s duties immediately prior to a Change in Control (other than pursuant to a transfer or promotion to a position of equal or enhanced responsibility or authority) or any diminution in the nature or scope of the Executive’s responsibilities from those in effect immediately prior to the Change in Control; (ii) a reduction by the Company (or any Related Entity) in the Executive’s annual base salary or annual incentive opportunity from that in effect immediately prior to the Change in Control; (iii) a material reduction by the Company (or any Related Entity) in the pension, thrift, medical or long term disability benefits provided to the Executive from those provided to the Executive immediately prior to the Change in Control; or (iv) the failure by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

2.18.	Immediate Cash Award

Immediate Cash Award means an Award payable in cash as promptly as practicable after the close of the Year for which the Award is made or, in the sole discretion of the Committee, in December of the year for which the award is made.

2.19.	Incentive Award

Incentive Award means an award which, subject to such terms and conditions as may be prescribed by the Committee, entitles the Participant to receive a cash payment from the Company or a Related Entity under Article IV.

2.20.	Investment Account

Investment Account means one of the accounts established by the Company pursuant to Section 5.03.

2.21.	Performance Criteria

Performance Criteria means one or more of (a) cash flow and/or free cash flow (before or after dividends), (b) earnings per share (including earnings before interest, taxes, depreciation and amortization) (diluted and basic earnings per share), (c) the price of Common Stock, (d) return on equity, (e) total shareholder return, (f) return on capital (including return on total capital or return on invested capital), (g) return on assets or net assets, (h) market capitalization, (i) total enterprise value (market capitalization plus debt), (j) economic value added, (k) debt leverage (debt to capital), (l) revenue, (m) income or net income, (n) operating income (o) operating profit or net operating profit, (p) operating margin or profit margin, (q) return on operating revenue, (r) cash from operations, (s) operating ratio, (t) commodity or operating revenue and (u) market share.

2.22.	Plan

Plan means this Executive Incentive Compensation and Deferral Plan as in effect from time to time.

2.23.	Related Entity

Related Entity means any entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

2.24.	Stock Deferral

Stock Deferral means the benefit, payable in whole shares of Company common stock, in accordance with Article VI.

2.25.	Stock Gain Account

Stock Gain Account means the account established under Article VII.

2.26.	Termination

Termination means termination of employment with the Company and its Subsidiaries, for any reason, including retirement and death.

2.27.	Valuation Date

Valuation Date means each Business Day or any other date on which the Committee determines that a valuation of Investment Accounts shall be made.

2.28.	Year

Year means a calendar year.

ARTICLE III

ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Committee. The Committee shall be responsible for the administration and interpretation of the Plan. The Committee shall supervise and be responsible for the maintenance of the various accounts under the Plan and for determining the amounts and the times of payments or distributions of benefits under the Plan. The Committee may delegate its authority under the Plan to one or more officers of the Company and may grant authority to such person to execute agreements or other documents relating to the administration of the Plan as such person deems necessary or appropriate.

In addition, the Committee’s delegate may make (a) all technical, administrative, regulatory and compliance amendments to the Plan and (b) any other amendment to the Plan that will not significantly increase the cost of the Plan to the Company as such person deems necessary or appropriate. All determinations of the Committee and the Committee’s delegate shall be final.

ARTICLE IV

INCENTIVE AWARDS

4.01.	Award

The Committee shall designate Executives to whom Incentive Awards are made. All Incentive Awards shall be finally determined exclusively by the Committee under the procedures established by the Committee. With respect to an Incentive Award based on a performance period of one year or less, no Executive may receive an Incentive Award payment in any calendar year that exceeds $ 750,000. With respect to an Incentive Award based on a performance period of more than one year, no Executive may receive an Incentive Award payment in any calendar year that exceeds the product of (i) $ 65,000 and (ii) the number of months in the performance period.

4.02.	Terms and Conditions

The Committee, at the time an Incentive Award is made, shall specify the terms and conditions which govern the award. Such terms and conditions shall prescribe that the Incentive Award shall be earned only upon, and to the extent that, performance objectives are satisfied during a performance period that ends after the grant of the Incentive Award. By way of example and not of limitation, the performance objectives may provide that the Incentive Award will be earned only if the Company, a Related Entity or the Company and its Related Entities achieve stated objectives, including objectives stated with reference to Performance Criteria. The Committee, at the time an Incentive Award is made, shall also specify when amounts shall be payable under the Incentive Award and whether amounts shall be payable in the event of the Participant’s death, disability, or retirement.

4.03.	Nontransferability

Except as provided in Section 4.04, Incentive Awards granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of an Executive in an Incentive Award shall be liable for, or subject to, any lien, obligation, or liability of such Executive.

4.04.	Transferable Incentive Awards

Section 4.03 to the contrary notwithstanding, if provided in an Agreement, an Incentive Award may be transferred by an Executive to the Executive’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or to a partnership in which such family members are the only partners, on such terms and conditions as may be permitted by Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of an Incentive Award transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Incentive Award during the period that it was held by the Executive; provided, however, that such transferee may not transfer the Incentive Award except by will or the laws of descent and distribution.

4.05.	Employee Status

If the terms of an Incentive Award provide that a payment will be made thereunder only if the Executive completes a stated period of employment or service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

4.06.	Change in Control

Section 4.02 to the contrary notwithstanding, each outstanding Incentive Award shall be earned in its entirety upon the Executive’s termination of employment or service if (i) there is a Change in Control and (ii) within two years after the Control Change Date (x) the Executive resigns with Good Reason or (y) the Executive’s employment or service is terminated by the Company or Related Entity for reasons other than Cause or the Executive’s death or disability. 4.02 to the contrary notwithstanding, each outstanding Incentive Award shall be earned in its entirety on the first day following the commencement of a tender offer or exchange offer (other than one made by the Company), provided that shares are acquired pursuant to such offer.

4.07.	Shareholder Rights

No Executive shall, as a result of receiving an Incentive Award, have any rights as a shareholder of the Company or any Related Entity on account of such award.

ARTICLE V

DEFERRED ELECTIONS

5.01.	Deferral Election

(a)    Prior to September 30 (or such later date as may be prescribed by the Committee) of each Year, an Executive may file with the Committee an election on a form prescribed by the Committee for such purpose specifying the percent (in multiples of 1%) of any Award which may be granted to him with respect to such Year that Executive elects (i) to receive in the form of an Immediate Cash Award, (ii) to defer as a Deferred Award under this Article V or (iii) to defer as a Stock Deferral under Article VI. If an Executive has not been so designated as eligible for Deferred Awards, or an election for Deferred Awards is not in effect for him, any Award granted to him for any Year shall be paid in the form of an Immediate Cash Award.

(b)    An Accountholder, whether or not currently employed by the Company or a Related Entity, may elect to convert the value of his account, if any, in any Investment Account to equivalent value accounts in any other Investment Accounts as of a Valuation Date, provided that the Committee has received such notice of the conversion as the Committee may require, and provided further that, unless the Committee shall in its sole discretion determine otherwise, an Accountholder may make conversions only in such amounts and at such times as are allowable for changes in investment elections under the terms of the Company’s Code section 401(k) Plan. The Committee shall cause such conversions to be effected by transferring equivalent amounts from the one such account to the other, all as of such Valuation Date.

(c)    In addition, each Executive also shall specify on a form prescribed by the Committee for such purpose whether he wishes payment of Deferred Awards to be made on the earlier of either (i) a date certain in any year prior to Termination, such payment to be in full in cash on such date, or (ii) upon Termination in accordance with the provisions of Sections 5.04 through 5.06. For Deferred Awards deferred until Termination, the Executive shall select one of the payment methods outlined in Section 5.04 at the time an election is made.

(d)    An election made as to the date for the payment of a Deferred Award shall be subject to change by such Executive before September 30 of any Year on a form prescribed by the Committee for such purpose with respect to any awards made for such Year. An Executive may change the payment method for a Deferred Award deferred until Termination pursuant to Section 5.04 at any time provided, however, that the change in payment method is made at least six (6) months prior to the effective date of Termination and in the Year prior to the Year that includes the effective date of Termination.

5.02.	Redeferral Election

For awards deferred to a date or dates certain, an Executive may make an election to extend a Distribution Date (a “Redeferral Election”) for all or a portion of a Deferred

Award to a future date certain in any year prior to Termination or until Termination or a combination thereof. For Redeferral Elections to a future date certain to be effective, the Committee must receive the Redeferral Election at least six (6) months prior to the date on which the Deferred Award is payable and in the Year prior to the Year in which the Deferred Award is payable. For Redeferral Elections to Termination to be effective, the Committee must receive the Redeferral Election before the earlier of at least six (6) months prior to the effective date of Termination or six (6) months prior to the date on which the Deferred Award is payable and in the earlier of the Year prior to the Year that includes the effective date of Termination or the Year prior to the Year in which the Deferred Award is payable. The date of the redeferral, whether a future date certain or Termination, shall not be earlier than the Distribution Date previously selected by the Executive.

All Redeferral Elections must be made in writing on such forms and pursuant to such rules as the Committee may prescribe. For Deferred Awards redeferred until Termination, the Executive shall select one of the payment methods outlined in Section 5.04 at the time a Redeferral Election is made.

5.03.	Investment Accounts

(a)    The Company shall from time to time establish on its books one or more Investment Accounts. In the case of each Executive, if and when a Deferred Award is credited to him, the Committee shall credit to an account maintained for him in one or more Investment Accounts the equivalent amount of such award in accordance with his election. Each Investment Account shall have such name, and be charged or credited pursuant to such method, as the Committee shall determine upon establishment of such Investment Account. The Committee may change such names or methods for any Investment Account, but no such change shall reduce any amount previously accrued in an Accountholder’s account. The Committee shall cause each Investment Account to be valued as of each Valuation Date by such person or persons as it in its sole discretion shall determine and such valuation shall be conclusive for all purposes of the Program. The value of any Investment Account for the purpose of making payment of a Deferred Award shall be the value of such Investment Account as of the Valuation Date last preceding such payment. Compensation paid in respect of any Investment Account shall result in a corresponding reduction in the value of such accounts. The amounts credited in Investment Accounts shall represent general liabilities of the Company and shall not constitute a trust fund or otherwise create any property interest in any Accountholder or his Beneficiary.

(b)    Anything in this Plan to the contrary notwithstanding, the Committee may at any time under such circumstances as it in its sole discretion may determine, convert all the accounts of Accountholders in the Investment Accounts into cash credits, with future credits to the accounts of Accountholders being made solely in cash. Accounts shall be so converted on the basis of the value thereof as of the last preceding Valuation Date. Any such cash credits to the accounts of Accountholders shall, after such conversion, solely bear interest until paid to the Accountholder or his Beneficiary compounded annually at such annual rate of interest as may be fixed by the Committee.

The granting and payment of Deferred Awards in respect of such cash credits shall otherwise be in accordance with the other provisions of the Program with such adjustments therein as the Committee may deem appropriate.

5.04.	Payment of Deferred Awards

(a) Upon termination of an Executive, the Committee shall cause cash in respect of any balances in any Investment Account to be paid or delivered to him or his Beneficiary as selected by the Executive according to his election as follows:

(i)	in a single distribution, an amount in cash equal to the value of all Investment Accounts maintained for him, all such cash being paid in the Year of his Termination or in January of the following Year; or;

(ii)	over such number of Years, but not exceeding fifteen, in annual installments of an aggregate amount of cash equal in value at the time of each installment payment to the value of all Investment Accounts maintained for him at the Valuation Date next preceding payment divided by the remaining number of such annual installments, the first of such installments to be paid or delivered in the Year of his Termination or in January of the following year and subsequent installments to be paid or delivered in January of each subsequent Year; or

(iii)	at a specified future date not to exceed 15 years from the date of such Termination in a single distribution, an amount of cash equal to the value of all Investment Accounts maintained for him. Income in respect of Investment Accounts will be paid in cash quarterly to such Executive or his Beneficiary commencing with the first day of the calendar quarter coincident with or next following such Executive’s Termination.

(b)    The most recent election of payment method made by the Executive will apply to all Deferred Awards deferred until Termination provided that the election was made at least six (6) months prior to the effective date of Termination and in the Year prior to the Year that includes the effective date of Termination. The Committee maintains the sole discretion with respect to how any balances in the accounts maintained for such Executive in any Investment Account are paid or delivered to him or to his Beneficiary for any Termination occurring prior to the Executive’s election becoming effective.

(c)    All payments or distributions attributable to each Deferred Award of an Executive after his Termination shall be made by the Company on its behalf or on behalf of the Related Entity by which he was employed during the Year in which such Deferred Award was earned. The Related Entity shall reimburse the Company in the amount of such paid Deferred Awards.

(d)    Deferred Awards elected to be paid on a date or dates certain in any year or years prior to Termination shall be paid to the Executive in full in cash on such date or dates. In the case of Termination, any Deferred Awards elected to be paid on a date or dates certain shall be paid to the Executive upon Termination or as soon as administratively feasible thereafter.

5.05.	Accelerated Distribution

At any time before or after Termination of an Executive who shall have elected to receive one or more Deferred Awards, the Committee, if it finds in its sole discretion that continued deferral of such Awards would result in undue hardship to such Executive or his Beneficiary, may accelerate and pay in cash all or any part of such Deferred Award or Deferred Awards by converting the value of the accounts maintained for him in Investment Accounts into the cash equivalent thereof on the same basis as if a payment in cash were being made as provided in Section 5.04. On the death of an Executive after his Termination, the Committee, in its sole discretion, may accelerate one or more installments, and change the form of payment or distribution in accordance with Section 5.04, of any balance of his Deferred Awards and, in the event of relevant changes in the Code, regulations and rulings or on termination of the Plan, the Committee may, in its sole discretion, so accelerate or change the form of payment or distribution of any or all Deferred Awards.

5.06.	Change in Control

If a Change in Control shall be deemed to have occurred, then each Executive with an account maintained for him in an Investment Account shall be entitled to receive, at his option, payment in accordance with Section 5.07.

5.07.	Early Payment

Notwithstanding the other provisions of the Plan to the contrary, an Executive may request a withdrawal from his accounts maintained for him in any Investment Account by filing a request with the Committee or its designee in writing. Payment will be made to the Executive within thirty days of the approval of such a request. Any withdrawal under this Section will be charged with a ten percent early withdrawal penalty that will be withheld from the amount withdrawn and such amount withheld shall be irrevocably forfeited.

ARTICLE VI

STOCK DEFERRALS

6.01.	Stock Deferral Election

(a)    Prior to September 30 (or such later date as may be prescribed by the Committee) of each Year, an Executive may file with the Committee on a form prescribed by the Committee for such purpose specifying the percent (in multiples of 1%) of any Incentive Award which may be granted to him with respect to such Year that Executive elects to receive as a Stock Deferral.

(b)    The Deferred Stock Account of an Executive who elects a Stock Deferral in accordance with subsection 6.01 shall be credited with notional shares of Company common stock. The number of notional shares so credited shall be determined (i) by dividing the amount of the deferred Incentive Award by the fair market value of the Company common stock on the day the Incentive Award is approved by the Committee and (ii) multiplying that quotient by one and one-half.

6.02.	Dividend Equivalents

The Company shall pay the Executive, in cash, an amount equal to the product of (i) the value of any dividend paid on the Company common stock and (ii) the number of whole notional shares credited to the Executive’s Deferred Stock Account on the record date for the payment of the dividend. The Company shall pay the Executive as soon as practicable following the date on which the dividend is paid to the Company’s shareholders.

6.03.	Vesting and Termination of Employment

(a)    The Executive’s interest in the Deferred Stock Account attributable to the deferral of an Incentive Award for any Year shall be vested and nonforfeitable on the third anniversary of the date that the Incentive Award was approved by the Committee if the Executive remains in the continuous employ of the Company or a Related Entity until such date.

(b)    Except as determined by the Committee in its discretion and except as provided in the following subsections, the Executive’s interest in the Deferred Stock Account attributable to the deferral of an Incentive Award for any Year shall be forfeited in the event of the Executive’s Termination before the third anniversary of the date that the Incentive Award was approved by the Committee.

(c)    The Executive’s interest in the Deferred Stock Account attributable to the deferral of an Incentive Award for any Year shall be vested and nonforfeitable as of the Executive’s Termination if the Executive remains in the continuous employ of the Company or a Related Entity until the Executive’s Termination on account of death or disability (as determined by the Committee).

(d)    The Executive’s interest in a portion of the Deferred Stock Account attributable to the deferral of an Incentive Award for any Year shall be vested and nonforfeitable as of the Executive’s Termination if the Executive’s employment ends because (i) the Executive resigns under a Company-sponsored voluntary termination program or (ii) the Executive’s employment is terminated by the Company or a Related Entity. The portion of the Deferred Stock Account that becomes vested and nonforfeitable under this Subsection 6.03(d) is that number of notional shares determined by dividing the deferred Incentive Award by the fair market value of the Company common stock on the date the Committee approved the Incentive Award.

6.04.	Distribution

(a)    The Executive’s vested and nonforfeitable interest in the Deferred Stock Account will be distributed as soon as practicable following the date such interest vests and becomes nonforfeitable. The distribution shall be made in whole shares of Company common stock (issued pursuant to the Company’s Stock Incentive Plan or any successor thereto) equal in number to the number of notional shares that have vested in the Deferred Stock Account. The Committee may impose restrictions on the sale or transfer of shares of Company common stock distributed or issued under this Subsection 6.04(a).

(b)    The vested and nonforfeitable interest in the Deferred Stock Account of an Executive who is the Company’s Chief Executive Officer or one of the Company’s four other most highly compensated executives, shall not be distributed pursuant to Subsection 6.04(b) but instead shall be credited to a Stock Gain Account under Article VII.

ARTICLE VII

DEFERRAL OF STOCK GAIN

7.01.	Stock Gain Eligible For Deferral

(a)    An Executive may elect to defer the gain that otherwise would be recognized upon the exercise of an option to purchase Company common stock if (i) the option is not a statutory option under the Code and (ii) the option is exercisable on the date that the deferral election is made. Gain attributable to the exercise of an option may be deferred under this Article VII only if the option price is paid by the surrender of shares of Company common stock, either by actual surrender or by attestation.

(b)    An Executive may elect (and, in accordance with Section 6.04, certain Executives shall be deemed to have elected), to defer the gain that otherwise would be recognized upon the vesting or distribution of a Stock Deferral or other equity-based award that the Committee, in its sole discretion, determines may be deferred under the Plan. An election to defer the gain that otherwise would be recognized upon the vesting or distribution of a Stock Deferral or other equity-based award must cover the entirety of such award.

7.02.	Deferral Election

(a)    Deferral elections under this Article VII shall be made on a deferral election form or forms approved by the Committee and made available to Executives. Deferral elections under this Article VII are irrevocable.

(b)    A deferral election with respect to an option described in Section 7.01 must be made at least six months before the option is exercised and in a Year preceding the Year in which the option is exercised. A deferral election with respect to an option described in Section 7.01 shall not be effective if (i) the election calls for the deferral of gain until a date certain and (ii) the option is not exercised before that date (in which case deferral will be permitted only under a new deferral election). A deferral election is not effective unless the option is exercised before the Executive’s Termination.

(c)    A deferral election with respect a Stock Deferral or other equity based award described in Section 7.01 must be made at least six months before the Stock Deferral or other award becomes vested and in a Year preceding the Year in which the Stock Deferral or other award becomes vested.

7.03.	Crediting Account

(a)    A Stock Gain Account shall be established under the Plan for each Executive who makes a deferral election under this Article VII. The Stock Gain Account shall be credited with notional shares of Company common stock in accordance with the provisions of the Plan.

(b)    An Executive’s Stock Gain Account will be credited with notional shares of Company common stock on the date that the Executive exercises the option subject to the deferral election. The number of notional shares credited to the Executive’s Stock Gain Account shall be the excess of the number of shares issuable on the exercise of the option over the number of shares surrendered (actually or by attestation) in connection with the exercise.

(c)    An Executive’s Stock Gain Account will be credited with notional shares of Company common stock on the date that the Executive’s rights in the Stock Deferral or other equity-based award becomes nonforfeitable. The number of notional shares credited to the Executive’s Stock Gain Account shall be the number of shares or notional shares under the Stock Deferral or other equity-based award that the Executive elected to defer.

(d)    An Executive’s Stock Gain Account will be credited with dividend equivalents, i.e., additional shares of notional Company common stock as if the account received the same dividends that the Company pays on its common stock and such dividends were immediately reinvested in shares of Company common stock.

7.04.	Distributions

(a)    Each Executive who makes (or, in the case of certain Executives is deemed to make,) a deferral election under this Article VII shall also specify on a form prescribed by the Committee for such purpose whether he wishes payment of the gain deferred under this Article VII to be paid on the earlier of either (i) a date certain in any Year prior to Termination (in which case the distribution will be made in a single sum, in whole shares of Company common stock, during July of the Year that includes the specified date certain) or (ii) upon Termination (in which case the distribution will be made in whole shares of Company common stock in accordance with the provisions of Sections 5.04 through 5.06).

(b)    Each Executive who makes a deferral election under this Article VII may submit a redeferral election to change the commencement date of his distribution in accordance with the rules described in Section 5.02 or may change the form of distribution of an amount payable in connection with Termination provided that such change in payment method is elected at least six months prior to the Executive’s Termination and in a Year preceding the Year in which the Executive’s Termination is effective; provided, however, that all such benefits will be paid in whole shares of Company common stock.

(c)    Notwithstanding the preceding provisions of Section 7.04, the deferred gain attributable to an option exercise shall be distributed as soon as practicable following Termination if (i) the Executive elected to defer the distribution until a date certain and (ii) the Executive’s Termination occurs before that date.

(d)    Shares of Company common stock distributed pursuant to this Article VII shall be issued pursuant to the Company’s Stock Incentive Plan or any successor thereto.

ARTICLE VIII

GENERAL

8.01.	Amendment or Termination

The Board may from time to time amend, suspend or terminate this Plan in whole or in part, and, if suspended or terminated, may reinstate any of or all of its provisions, except that without the consent of the Accountholder or Executive, or, if he is not living, his Beneficiary, no amendment, suspension or termination of this Plan shall be made which materially adversely affects his rights with respect to awards previously made to him. This Plan shall automatically terminate after all benefits payable under the Plan shall have been paid or distributed.

8.02.	Adjustment Upon Change In Common Stock

The number of notional shares of Company common stock credited to Executives’ accounts shall be adjusted as the Committee shall determine to be equitably required in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Section 424 of the Code applies, (b) there occurs any other event which, in the judgment of the Committee necessitates such action or (c) there is a Change in Control. Any determination made under this Section 8.02 by the Committee shall be final and conclusive.

The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of notional shares of Company common stock credited to Executives’ accounts.

8.03.	Compliance With Law And Approval Of Regulatory Bodies

No Company common stock shall be issued, no certificates for shares of Company common stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Company common stock issued pursuant to the Plan may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Company common stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

8.04.	Effect on Employment and Service

Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof), shall confer upon any individual any right to continue in the employ or service of the Company or a Related Entity or in any way affect any right or power of the Company or a Related Entity to terminate the employment or service of any individual at any time with or without assigning a reason therefore.

8.05.	Unfunded Plan

The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

8.06.	Rules of Construction

Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

8.07.	Tax Withholding

Each Executive and Accountholder shall be responsible for satisfying any income and employment tax withholding obligation attributable to participation in this Plan. In accordance with procedures established by the Committee, an Executive or Accountholder may surrender shares of Common Stock, or receive fewer shares of Common Stock than otherwise would be issuable, in satisfaction of all or part of that obligation.

8.08.	Limitation on Benefits

(a)    Subject to subsection (e) but despite any other provision of this Plan, if the Accounting Firm determines that receipt of benefits or payments under this Plan would subject an Executive to tax under Code section 4999, it must determine whether some amount of the benefits or payments would meet the definition of a “Reduced Amount.” If the Accounting Firm determines that there is a Reduced Amount, the total benefits and payments must be reduced to such Reduced Amount, but not below zero.

(b)    If the Accounting Firm determines that the benefits and payments should be reduced to the Reduced Amount, the Company must promptly notify the Executive of that determination, including a copy of the detailed calculations by the Accounting Firm. All determinations made by the Accounting Firm under this section are binding upon the Company and the Executive.

(c)    It is the intention of the Company and the Executive to reduce the benefits and payments under this Plan only if the aggregate Net After Tax Receipts to the Executive would thereby be increased. As a result of the uncertainty in the application of Code section 4999 at the time of the initial determination by the Accounting Firm under this section, however, it is possible that amounts will have been paid or distributed under the Plan to or for the benefit of an Executive which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will not have been paid or distributed under the Plan to or for the benefit of an Executive could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount. If the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment must be treated (if permitted by applicable law) for all purposes as a loan ab initio for which the Executive must repay the Company together with interest at the applicable federal rate under Code section 7872(f)(2); provided, however, that no such loan may be deemed to have been made and no amount shall be payable by Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Code section 1 or 4999 or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the Accounting Firm must promptly notify the Committee of the amount of the Underpayment and such amount, together with interest at the applicable federal rate under Code section 7872(f)(2), must be paid to the Executive.

(d)    For purposes of this section, (i) “Net After Tax Receipt” means the Present Value of a payment or benefit under this Plan net of all taxes imposed on the Executive with respect thereto under Code sections 1 and 4999, determined by applying the highest marginal rate under Code section 1 which applied to the Executive’s taxable income for the immediately preceding taxable year; (ii) “Present Value” means the value determined in accordance with Code section 280G(d)(4); and (iii) “Reduced Amount” means the smallest aggregate amount of all payments or benefit under this Plan which (a) is less than the sum of all payments or benefit under this Plan and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate payments or benefit under this Plan were any other amount less than the sum of all payments or benefit under this Plan.

(e)    This section shall not apply to awards made to any Executive if an Agreement or other agreement between the Executive and the Company provides that the Company shall indemnify the Executive against any liability that the Executive may incur under Section 4999 of the Code.